FORM 1.997.CIVIL COVER SHEET

The civil cover sheet and the information contained herein neither replace nor supplement the filing and service of pleadings or other papers as required by law. This form is required for the use of the Clerk of Court for the purpose of reporting judicial workload data pursuant to Florida Statute 25.075. (See instructions on the reverse of the form.)

I. CASE STYLE (Name of Court): IN THE CIRCUIT COURT, SEVENTH JUDICIAL CIRCUIT, IN AND FOR VOLUSIA COUNTY, FLORIDA

WINTERGREEN ADVISERS, LLC
a Delaware limited liability company,

Plaintiff,

vs.

CONSOLIDATED-TOMOKA LAND CO., a Florida corporation,

Defendant.

Case No.
Judge:

II. TYPE OF CASE (Place an X in one box only. If the case fits more than one type of case, select the most definitive.)

DOMESTIC RELATIONS	TORTS	OTHER CIVIL
_ Simplified dissolution	_ Professional Malpractice	____ Contracts
_ Dissolution	_ Products liability	____ Condominium
_ Support - IV-D	_ Auto negligence	____ Real Property
_ URESA - IV-D	_ Other negligence	_X_ Other
_ URESA - Non IV-D		
_ Domestic violence		
_ Other Domestic relations		

III. Is Jury Trial Demanded In Complaint?

__ Yes
_x_ No

SIGNATURE OF ATTORNEY FOR PARTY INITIATING ACTION:

DATE: 12/31, 2008

VAN HOUTEN, PONDER & HAHL, P.A.

By: [signature]

Stephen R. Ponder
Florida Bar No. 0457817
114 South Palmetto Avenue
Daytona Beach, Florida 32114
(386) 257-1777
Attorneys for Plaintiffs

The civil cover sheet and the information contained herein neither replace nor supplement the filing and service of pleadings or other papers as required by law. This form is required for the use of the Clerk of Court for the purpose of reporting judicial workload data pursuant to Florida Statute 25.075.

Van Houten, Ponder & Hahl, P.A.
Attorneys At Law

Michael A. Van Houten (1946-2004)
Stephen R. Ponder
James G. Hahl

Post Office Box 2325
Daytona Beach, Florida 32115

114 S. Palmetto Avenue
Daytona Beach, Florida 32114

Telephone (386) 257-1777
Facsimile (386) 258-1355
E-mail vhplaw@aol.com

December 31, 2008

Sheriff of Volusia County
250 North Beach Street, Room 119
Daytona Beach, Florida 32114

Attention: Civil Process

Re: Wintergreen Advisers, LLC vs. Consolidated-Tomoka Land Co.

Dear Sheriff:

Enclosed you will find an original and one (1) copy of a Summons, one (1) copy of a Verified Application for Court Ordered Inspection of Defendant CTO's Records, together with this firm's check in the amount of $20.00 to cover the fee for service of same. Please serve the enclosed copies of the Summons and Verified Application on the defendant at the following address:

Consolidated-Tomoka Land Co.
Robert Apgar, as registered agent
1530 Cornerstone Blvd., Suite 100
Daytona Beach, FL 32117

Once you have served the defendant with the copies of the Summons and Verified Application, please return the original Summons to me with a return of service affidavit in the enclosed self-addressed stamped envelope.

Your prompt cooperation in this matter is greatly appreciated. Should you have any questions regarding this request, please give me a call.

Sincerely,

Stephen R. Ponder
/jay
Enclosures
1208/276-16

IN THE CIRCUIT COURT OF THE SEVENTH JUDICIAL CIRCUIT IN AND FOR VOLUSIA COUNTY, FLORIDA

GENERAL JURISDICTION DIVISION

WINTERGREEN ADVISERS, LLC,
a Delaware limited liability company,

Plaintiff,

Case No.:

v.

CONSOLIDATED-TOMOKA LAND CO.,
a Florida corporation

Defendant.

ORIGINAL OF THIS DOCUMENT FILED IN THE OFFICE OF THE CLERK OF THE CIRCUIT COURT VOLUSIA COUNTY, FLORIDA
DEC 31 2008

PLAINTIFF WINTERGREEN'S VERIFIED APPLICATION FOR COURT ORDERED INSPECTION OF DEFENDANT CTO'S RECORDS

Pursuant to Fla. Stat. §607.1604(2), plaintiff Wintergreen Advisers, LLC ("Wintergreen"), on behalf of its investment management clients, files this Verified Application for Court Ordered Inspection of defendant Consolidated-Tomoka Land Co.'s ("CTO") business records, and in support states as follows:

THE PARTIES

1. Wintergreen is a Delaware limited liability company with its principal place of business in Morris County, New Jersey.

2. CTO is a Florida corporation with its principal place of business in Volusia County, Florida.

JURISDICTION AND VENUE

3. This is an action for a Court ordered inspection of records pursuant to Fla. Stat. §607.1604(2). As such, this Circuit Court has jurisdiction to hear Wintergreen's request and to grant it the relief it is seeking in this Application.

4. Venue is proper in Volusia County, Florida because CTO's principal place of business is in Volusia County, Florida.

GENERAL ALLEGATIONS

A. Governance Issues

5. Wintergreen is the investment manager of several advisory clients that own shares of CTO's common stock. Wintergreen is a beneficial owner of CTO common stock.

6. CTO is a publicly traded real estate holding corporation.

7. Beginning in February, 2006, and ending in June, 2008, the aggregate funds used by Wintergreen to make the purchases through Wintergreen's advisory clients was approximately $90.9 million.

8. Wintergreen's advisory clients own 1,481,474 shares of CTO common stock, which constitute 25.9% ownership in CTO, effectively making Wintergreen the largest shareholder of CTO.

9. In early 2008, Wintergreen became concerned about the directors, officers, and others in charge of managing CTO's business operations.

10. Specifically, Wintergreen became increasingly aware of governance issues that may have had the effect of damaging the value of CTO. As a result, Wintergreen sent CTO a series of letters expressing its concern regarding CTO's management of the business.

B. The Initial Demand

11. Subsequently, on May 30, 2008, Wintergreen made a demand for inspection of corporate records (the "Initial Demand") pursuant to Fla. Stat. §607.1602. *See* Initial Demand, attached as Exhibit "A."

12. As set forth in the Initial Demand, the purposes for the inspection were (a) to enable Wintergreen to determine whether the affairs of CTO were being properly administered by CTO's corporate officers and (b) to ascertain the value of CTO's stock. *See* Exhibit "A".

13. In its Initial Demand, Wintergreen sought to inspect 17 types of records that were directly connected to the purposes set forth in Paragraph 12 herein. *See* Exhibit "A".

14. The Initial Demand was made in good faith.

15. The Initial Demand satisfied the requirements of Fla. Stat. §607.1602, and all related conditions precedent.

C. **The Initial Inspection**

16. From June 12, 2008, through July 14, 2008, Wintergreen conducted an inspection pursuant to its Initial Demand at CTO's principal place of business in Volusia County, Florida (the "Initial Inspection").

17. During the Initial Inspection, Wintergreen inspected, copied (via optical scanner), and subsequently reviewed thousands of documents that were related to the 17 items requested in the Initial Demand.

18. The records made available by CTO for inspection, however, did not fully satisfy the Initial Demand and contained a number of deficiencies. Moreover, Wintergreen's inspection revealed a number of additional items directly connected to the purposes stated in the Initial Demand.

19. As a result, on August 29, 2008, counsel for Wintergreen sent a letter to CTO's counsel, detailing the deficiencies in the records made available by CTO for inspection by Wintergreen during the Initial Inspection (the "August 29, 2008 Letter"). *See* August 29, 2008 letter, attached as Exhibit "B."

D. The Second Demand

20. Also on August 29, 2008, Wintergreen made a second demand for inspection of corporate records (the "Second Demand") pursuant to Fla. Stat. §607.1602. *See* Second Demand, attached hereto as Exhibit "C."

21. In its Second Demand, Wintergreen indicated that it intended to conduct its inspection on September 11-12, 2008 at CTO's principal place of business in Volusia County, Florida. The date of Wintergreen's intended inspection was seven business days after the Second Demand was made.

22. Fla. Stat. §607.1602 requires only that Wintergreen give CTO written notice of its demand at least five business days before the date on which it wishes to inspect and copy CTO's records.

23. The valid purposes of the inspection as set forth in the Second Demand are (a) to enable Wintergreen to determine whether the affairs of CTO are being properly administered by CTO's corporate officers and (b) to ascertain the value of CTO's stock. *See* Exhibit "C".

24. In its Second Demand, Wintergreen specifically identified the 17 types of records it sought for inspection in the Initial Demand and indicated those records that were not made available for inspection in the Initial Inspection. Furthermore, Wintergreen specifically identified additional records that it seeks to inspect. After receiving a communication from CTO's counsel that the records would not be available for inspection on September 11 – 12, 2008, Wintergreen's counsel sent a letter to CTO's counsel on September 8, 2008 again demanding that the records be available for inspection on September 11 – 12, 2008. *See* Exhibit "D".

25. Both the 17 types of records sought for inspection in the Initial Demand but not made available for inspection in the Initial inspection, as well as the additional material that Wintergreen sought to inspect, are related to the purposes set forth in paragraph 23 above.

26. The Second Demand has been made in good faith.

E. <u>CTO Closes the Door</u>

27. In response to the August 29, 2008 Letter, CTO's counsel sent Wintergreen's counsel a letter on September 16, 2008 in which CTO stated it was in the process of gathering further documents to deliver to Wintergreen. *See* September 16, 2008 letter, attached as Exhibit "E." Then, nearly two months after the Second Demand was sent to CTO's counsel, on October 17, 2008, CTO's counsel sent a letter to Wintergreen's counsel in response to the Second Demand ("October Response Letter"). October 17, 2008 response letter, attached as Exhibit "F".

28. In the October Response Letter, CTO's counsel explained that CTO could and would provide Wintergreen with further documents in response to the Second Demand.

29. However, on November 11, 2008, CTO provided Wintergreen with a proposed "Settlement and Standstill Agreement" ("Standstill Agreement"). *See* Standstill Agreement, attached as Exhibit "G". As part of CTO's restrictive settlement terms, CTO required that Wintergreen forego many of its fundamental rights and duties, not only as a shareholder of CTO, but also as manager of its advisory client's investment funds in CTO. For example, among other items, CTO requested that Wintergreen not: (a) propose any matter for vote to CTO's shareholders; (b) call or seek to call a meeting of the CTO shareholders; and (c) insist on inspecting CTO's books and records any further.

30. Although blindsided by the overly restrictive provisions of the Standstill Agreement, in an effort to resolve the outstanding issues between CTO and Wintergreen, on November 17, 2008, Wintergreen's counsel made suggestions for revisions to the Standstill Agreement and provided a revised agreement to CTO's counsel. *See* November 17, 2008 letter and revised Standstill Agreement, attached as Exhibit "H".

31. On November 19, 2008, CTO's counsel sent Wintergreen's counsel a letter stating that it rejected Wintergreen's revised Standstill Agreement. *See* November 19, 2008 letter, attached as Exhibit "I".

32. On November 25, 2008, CTO's counsel sent Wintergreen's counsel an email in which it stated CTO would not be producing any further documents to Wintergreen. *See* November 25, 2008 email correspondence, attached as Exhibit "J".

33. Since then, CTO has ceased all communication with Wintergreen.

34. CTO has not addressed when CTO would provide Wintergreen the further documents CTO had previously promised to provide Wintergreen; therefore, CTO has unilaterally closed the door on Wintergreen's lawful attempts to complete its inspection of CTO's books and records.

COUNT I: COURT ORDERED INSPECTION OF RECORDS

35. Wintergreen realleges paragraphs 1 through 34 as if they are alleged herein.

36. This Court may order inspection of the records requested in Wintergreen's Second Demand pursuant to Fla. Stat. §607.1604(2).

37. Despite the fact that Wintergreen made its Second Demand on August 29, 2008 – and intended to conduct its inspection on September 11-12, 2008 – CTO failed to allow Wintergreen to inspect the items detailed in the Second Demand even though the Second Demand gave CTO seven business days' notice of Wintergreen's intent to conduct an inspection at CTO's principal place of business in Volusia County, Florida.

38. In fact, on three separate occasions, CTO has specifically informed Wintergreen that the documents would not be available for inspection on September 11-12, 2008. *See* September 4, 2008 email, attached as Exhibit "K." *See also* September 4, 2008 email #2, attached as Exhibit "L." *See* September 10, 2008 letter, attached as Exhibit "M."

39. Further, CTO's onerous Standstill Agreement shows CTO singlehandedly terminated any further inspection of its documents by Wintergreen. This unilateral act by CTO is not only unlawful pursuant to Florida law, but also it continues to hinder Wintergreen, CTO's largest shareholder, from understanding if CTO is being properly governed for the benefit of Wintergreen's advisory clients. CTO's conduct is interfering with Wintergreen's ability to gauge the true value of CTO.

40. The following is a list of CTO's books and records that Wintergreen has requested to inspect pursuant to the Second Demand but still has not inspected due to CTO's refusal to produce them for inspection:

a. All electronic documents, other than email (specifically, accounting software files as well as management/board presentations and executive summaries);

b. Any Excel spreadsheets or other similar charts or summary documents of corporate record-keeping, except the most recent 'Gorter report' which was provided to Wintergreen;

c. Final documents (not internal working papers) provided to CTO by its auditor with regard to reviewing transactions;

d. Complete copies of all management presentations given to the CTO Board and all CTO Board committees and subcommittees. Although CTO stated that sections of these presentations were not provided to Wintergreen because they were non-responsive to Wintergreen's request, everything contained in a management presentation to the CTO Board would be relevant to determining if CTO is being well-managed; and

e. Any and all emails responsive to the Second Demand not already produced. First, CTO claims that it only has access to 149,000 emails due to CTO's computer system crash in 2007. This claim is troubling. Regardless of a system crash, sent, received and

deleted emails do not disappear from a system's hard drive and can be recovered or can be retrieved from backup media. Second, CTO claims that only 23,500 of 149,000 emails CTO searched are responsive to Wintergreen's requests for inspection. CTO has provided Wintergreen, however, with only 20,060 of the responsive emails. In addition, CTO produced a privilege log which only lists 180 emails as privileged. Therefore, this leaves approximately 2,720 responsive emails CTO has failed to produce to Wintergreen.

41. Wintergreen is entitled to inspect these books and records. Not only does Florida law give Wintergreen this right, but also CTO's own bylaws state that CTO must produce its records "upon request of any person entitled to inspect the same." *See* CTO Bylaws, Section 6.6, attached as Exhibit "N". Thus, CTO has unlawfully refused to allow Wintergreen access to these books and records.

WHEREFORE, Wintergreen respectfully requests this Court enter an Order requiring CTO to make available for inspection the items specifically identified by Wintergreen in Paragraph 40 of this Application and also respectfully requests that this Court enter an Order requiring CTO to pay Wintergreen's costs, including reasonable attorneys' fees, reasonably incurred to obtain said Order and enforce its rights under Fla. Stat. §607.1604, and any other relief this Court deems just and proper.

Respectfully submitted,

Mark F. Raymond, P.A.
BROAD AND CASSEL
Attorneys for Wintergreen Advisers, LLC
One Biscayne Tower, 21st Floor
2 South Biscayne Boulevard
Miami, FL 33131
Phone: 305.373.9425
Fax: 305.995.6385
MRaymond@BroadandCassel.com

By: ______________________
Mark F. Raymond, P.A.
Fla. Bar. No. 373397

Stephen R. Ponder, Esq.
VAN HOUTEN, PONDER & HAHI, P.A.
Attorneys for Wintergreen Advisers, LLC
114 S. Palmetto Avenue
Daytona Beach, FL 32114
Phone: 386.257.1777
Fax: 386.258.1355
vhplaw@aol.com

By: ______________________
Stephen R. Ponder, Esq.
Fla. Bar. No. 457817

DECLARATION

Pursuant to section Fla. Stat. §92.525, I, David J. Winters, the Managing Member of Wintergreen Advisers, LLC, under penalties of perjury, declare that I have read the foregoing Application and affirm that the facts contained in Paragraphs 1 through 34 of the Application are true to the best of my knowledge and belief.

WINTERGREEN ADVISERS, LLC

By: David J. Winters
DAVID J. WINTERS, MANAGING MEMBER

December 30, 2008
Date